UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 18, 2007

State Street Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	001-07511	04-2456637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Lincoln Street, Boston, Massachusetts		02111
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:   (617) 786-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)          On September 18, 2007, State Street Corporation (“State Street”) approved amendments to certain of its U.S. qualified and non-qualified retirement plans, including the State Street Supplemental Executive Retirement Plan (the “SERP”) and the State Street 401(k) Restoration and Voluntary Deferral Plan (the “Restoration Plan”).  Each of our Chairman and Chief Executive Officer, Ronald E. Logue, our Executive Vice President and Chief Financial Officer, Edward J. Resch, and our Vice Chairmen, William W. Hunt, Joseph L. Hooley and Joseph C. Antonellis (the “Named Executives”) participates in or is eligible to participate in the SERP and the Restoration Plan.  These amendments are consistent with amendments to State Street’s qualified defined benefit plan (the “Retirement Plan”) and its 401(k) plan (the “401(k) Plan”), which are available to U.S. employees.

SERP

State Street maintains a supplemental retirement plan that is designed to provide to designated management or highly compensated employees the benefits that would be payable under the Retirement Plan but for the limitations imposed on the Retirement Plan by the Internal Revenue Code.  Amounts payable under the SERP are offset by amounts that are payable under the Retirement Plan.

The amendments to the SERP include, effective December 31, 2007, closing the SERP to new participants and ceasing all future benefit accruals, except for a three-year transition subsidy to certain participants who meet a specified combination of age and completed years of eligible service on that date.  The subsidy will be an annual credit of 3% of the participant’s base salary up to a maximum of $500,000 (less the applicable Internal Revenue Code cap).  Other than Mr. Resch and Mr. Hunt, each of the Named Executives is eligible for this subsidy.  Beginning on January 1, 2008, benefits will be distributed as a lump sum payment on the first day of the month following the six-month anniversary of a participant’s termination of employment.

Restoration Plan

The Restoration Plan is a non-qualified plan maintained for designated management or highly compensated employees.  Under this plan, and prior to the amendments approved on September 18, 2007, eligible employees could elect, prior to the beginning of a year, to defer (a) base salary equal to the excess of a percentage, from 6% to 15%, of base salary for the year over the maximum amount that may be deferred for the year under the 401(k) Plan, and (b) some or all of their annual cash incentive bonuses.  A participant who deferred base salary for a year received a matching credit from State Street of up to the excess of 3% of base salary over the maximum matching State Street contribution permitted for the participant under the 401(k) Plan.  Under the 401(k) Plan, participants were eligible to receive a maximum State Street matching contribution of up to 3% of their base salary that did not exceed the maximum Internal Revenue Code cap.  An account is maintained for each participant in the Restoration Plan reflecting deferrals, matching credits and increases or decreases based on the performance of notional investments selected by the employee or on a default investment if the employee does not make a selection.  A participant may change notional investments once per calendar month.

The amendments to the Restoration Plan, effective January 1, 2008, include the following:  (1) permitting elections to defer up to 25% of base salary and to defer 5-92% of annual cash incentive bonuses; (2) increasing the State Street matching credit to 100% of the first 6% of pay deferred and providing for a performance-based credit, in State Street’s discretion, of up to a maximum of 5% of pay; (3) defining pay for purposes of the matching credit as base salary plus annual cash incentive bonus not exceeding 50% of prior year base salary, and for purposes of the performance-based credit as base salary alone, in each case up to a maximum of $500,000 (less the applicable Internal Revenue Code cap); and (4) providing for the distribution of State Street matching and performance-based credits in a lump sum on the first day of the month following the six-month anniversary of the employee’s termination of employment and the distribution of base salary and bonus deferrals and all other deferrals made prior to January 1, 2008 in accordance with the employee’s election as to time and form of payment, either as a lump sum distribution or in installments over two to ten years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE STREET CORPORATION

By:	/s/ James J. Malerba
Name:	James J. Malerba
Title:	Senior Vice President and Corporate Controller

Date: September 24, 2007